Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Mark H. Harnett / Paul Schulman	Vanessa Lehr/Annie Leschin
MacKenzie Partners, Inc.	Investor Relations
(212) 929-5500	StreetSmart Investor Relations
(415) 775-1788

QUALSTAR ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

SIMI VALLEY, Calif., February 27, 2013 — Qualstar Corporation (NasdaqGM: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today announced that Nidhi H. Andalon has resigned as Vice President and Chief Financial Officer, effective as of March 15, 2013, to pursue other opportunities. Having been with Qualstar for 10 years, Ms. Andalon served in various financial roles before becoming Chief Financial Officer in 2009. Ms. Andalon will remain at Qualstar through the middle of March and is working with Mr. Firestone and the Board of Directors to ensure an orderly transition.

Qualstar has begun a search for a new Chief Financial Officer and is in the process of identifying candidates. In the meantime, Qualstar’s finance group will be managed by Neal Carver, who has held senior corporate finance and controller roles in public and private technology companies for more than 20 years. Most recently, Mr. Carver was Corporate Controller for Applied Films Corporation until it was acquired by Applied Materials in 2006 and continued on as Operations Controller for Applied Materials, Inc. from 2006 until 2012.

“The Board of Directors and I are grateful to Nidhi for her dedication and many contributions to Qualstar,” said Lawrence D. Firestone, Qualstar’s President and Chief Executive Officer. “Since my appointment as Chief Executive Officer last June, Nidhi has been a trusted partner as we begin to transform and refocus Qualstar on its growing core storage and power supply businesses to drive sustainable revenue, profitable growth and increase returns for shareholders. We wish her continued success in her future endeavors and welcome Neal with his extensive finance experience to the Qualstar team.”

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased global competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).